Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2016; IMPROVES EARNINGS OUTLOOK

MILWAUKEE, January 20, 2016/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter ended December 27, 2015.

Highlights:

•	Second quarter fiscal 2016 consolidated net sales were $413 million, a decrease of $31 million or 7.0% compared to the prior year. Net sales decreased $22 million or 5.0% before currency impacts.

•
Second quarter fiscal 2016 consolidated adjusted net income improved to $15.1 million compared to the adjusted net income of $11.9 million in the second quarter of fiscal 2015. Second quarter fiscal 2016 consolidated net income was $12.6 million compared to the net income of $6.9 million in the second quarter of fiscal 2015.

•
Second quarter fiscal 2016 adjusted diluted earnings per share was $0.34, an improvement compared to the adjusted diluted earnings per share of $0.26 last year. Second quarter fiscal 2016 diluted earnings per share was $0.28 compared to the diluted earnings per share of $0.15 last year.

“We are pleased to report improved quarterly results with continued margin improvements in both our engines and products businesses. These improvements reflect our focus on selling higher margin products as well as our focus on improving our operations,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation.  Teske continued, “We expect modest industry growth in the upcoming season here in the U.S. and we maintain some caution regarding the global economy. Looking forward to the upcoming U.S. lawn & garden season, we have gained additional placement of our engines on lawn and garden products as compared to our placement last year. In addition to introducing new products to the market this spring, we will be expanding our offering of new products that we have launched over the past several years to give consumers and commercial users around the world greater access to this innovation.”

Consolidated Results:

Consolidated net sales for the second quarter of fiscal 2016 were $413 million, a decrease of $31 million or 7.0% from the second quarter of fiscal 2015. Net sales decreased during the quarter partially due to an unfavorable foreign currency impact, net of price increases, of $8.8 million, predominately related to the weakening of the Euro, Australian Dollar, and Brazilian Real. Excluding currency impacts, net sales decreased by $22 million. The decrease in net sales was primarily a result of lower sales of job site products, the timing of pressure washer shipments, and lower sales of standby generators as well as lower shipments in certain international regions. Partially offsetting this decrease were increased shipments of engines to customers in North America and higher sales of commercial lawn and garden products in North America. The second quarter fiscal 2016 consolidated net income and diluted earnings per share, which includes restructuring charges, litigation charges, and the reinstatement of a deferred tax asset, were $12.6 million and $0.28, respectively, compared to a net income of $6.9 million and diluted earnings per share of $0.15 in the second quarter of fiscal 2015. The second quarter fiscal 2016 adjusted consolidated net income was $15.1 million or $0.34 per diluted share as compared to adjusted consolidated net income of $11.9 million or $0.26 per diluted share in the second quarter of fiscal 2015.

Consolidated net sales for the first six months of fiscal 2016 were $703 million, a decrease of $34.1 million or 4.6% from the first six months of fiscal 2015. Net sales decreased during the first six months of fiscal year 2016 partially due to an unfavorable foreign currency impact, net of price increases, of $17.6 million, predominately related to the weakening of the Euro, Australian Dollar, and Brazilian Real. Excluding currency impacts, net sales decreased by $16.5 million. The decrease in net sales was primarily from lower sales of job site products, the timing of pressure washer shipments, and lower shipments to certain international regions. Partially offsetting this decrease were sales from Billy Goat, which was acquired in May 2015, higher shipments of small engines used on walk mowers, and increased sales of commercial lawn and garden products. The fiscal 2016 six months consolidated net loss, which includes restructuring charges, acquisition-related charges, litigation charges, and the reinstatement of a deferred tax asset, was $5.6 million or $0.13 per diluted share. The first six months of fiscal 2015 consolidated net loss, which included restructuring charges and acquisition-related charges, was $8.3 million or $0.19 per diluted share. The first six months of fiscal 2016 adjusted consolidated net loss was $0.1 million or $0.01 per diluted share as compared to adjusted consolidated net income of $2.6 million or $0.05 per diluted share in the first six months of fiscal 2015.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Segment income (loss) is defined as income (loss) from operations plus equity in earnings of unconsolidated affiliates. The Company has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$262,007	$271,704	$412,090	$424,820

Gross Profit as Reported	$65,635	$62,896	$89,411	$90,696
Restructuring Charges	—	—	464	—
Adjusted Gross Profit	$65,635	$62,896	$89,875	$90,696

Gross Profit % as Reported	25.1%	23.1%	21.7%	21.3%
Adjusted Gross Profit %	25.1%	23.1%	21.8%	21.3%

Segment Income as Reported	$20,782	$18,894	$28	$5,040
Restructuring Charges	—	—	1,354	—
Litigation Charges	1,975	—	2,825	—
Adjusted Segment Income	$22,757	$18,894	$4,207	$5,040

Segment Income % as Reported	7.9%	7.0%	0.0%	1.2%
Adjusted Segment Income %	8.7%	7.0%	1.0%	1.2%

Net sales in the second quarter of fiscal 2016 decreased $10 million or 3.6% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $2.1 million, largely due to the weakening of the Euro. Total engine volumes shipped in the quarter decreased by 0.8% or approximately 15,000 engines, mainly attributable to lower shipments into Europe and Asia as OEMs have delayed orders and are expected to produce closer to the season due to caution over the global economy, including the strength of the U.S. dollar. Shipments of small engines to North American customers increased in the quarter due to more normal pacing of walk mower production following the improved lawn and garden season. In fiscal 2015 walk mower production was delayed given elevated channel inventory coming out of the previous season.

Adjusted segment income in the second quarter of fiscal 2016 increased by $3.9 million from the prior year. The adjusted gross profit percentage was 25.1% in the second quarter of fiscal 2016, an increase of 200 basis points from the prior year. Expanded margins on new products, manufacturing efficiency improvements and slightly lower material costs contributed to the higher gross profit percentage compared to the second quarter of fiscal 2015. Manufacturing volume was consistent year over year during the second quarter. The impact of unfavorable foreign currency was largely offset by price increases.

Adjusted engineering, selling, general and administrative expenses for the second quarter of fiscal 2016 decreased $0.9 million largely due to the benefit of the movement in foreign currency rates, partially offset by higher costs related to pension expense.

Products Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$172,497	$199,050	$335,038	$365,178

Gross Profit as Reported	$26,744	$25,213	$53,888	$44,597
Restructuring Charges	2,647	6,846	4,642	13,692
Acquisition Related Charges	—	—	250	1,172
Adjusted Gross Profit	$29,391	$32,059	$58,780	$59,461

Gross Profit % as Reported	15.5%	12.7%	16.1%	12.2%
Adjusted Gross Profit %	17.0%	16.1%	17.5%	16.3%

Segment Income (Loss) as Reported	$417	$(3,884)	$479	$(11,997)
Restructuring Charges	3,019	7,429	5,038	15,230
Acquisition Related Charges	—	181	276	1,531
Adjusted Segment Income	$3,436	$3,726	$5,793	$4,764

Segment Income (Loss) % as Reported	0.2%	(2.0)%	0.1%	(3.3)%
Adjusted Segment Income %	2.0%	1.9%	1.7%	1.3%

Net sales in the second quarter of fiscal 2016 decreased $27 million or 13.3% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $6.7 million, primarily related to the Australian Dollar and Brazilian Real. Excluding currency impacts, net sales decreased by $19.9 million, primarily from lower sales of job site products, pressure washers, standby generators and snow throwers. Partially offsetting this decrease were increased sales of high-end residential and commercial lawn and garden equipment through our North American dealer channel and the Billy Goat acquisition.

Adjusted segment income in the second quarter of fiscal 2016 decreased by $0.3 million from the prior year. The adjusted gross profit percentage of 17.0% in the second quarter of fiscal 2016 increased 90 basis points year over year. Adjusted gross margins improved due to manufacturing efficiencies, including $2.0 million of incremental savings realized from the previously announced restructuring actions. Partially offsetting the higher gross profit margins was lower manufacturing volume, which reduced adjusted gross profit margins by 80 basis points. Manufacturing throughput decreased 13% during the second quarter of fiscal 2016 as production had been elevated in the second quarter of last year to pre-build products to support the closure of the McDonough plant. Unfavorable foreign currency, net of offsetting price increases, negatively impacted gross profit percentage by 50 basis points, largely due to the weakening of the Australian Dollar and Brazilian Real.

Adjusted engineering, selling, general and administrative expenses in the second quarter of fiscal 2016 decreased $2.3 million from the prior year, primarily due to the benefit of the movement in foreign currency rates, partially offset by the Billy Goat acquisition.

Corporate Items:

The effective tax rates for the second quarter and first six months of fiscal 2016 were 22.2% and 45.4% respectively, compared to 33.7% and 45.8% for the same respective periods last year.  The tax rates for the second quarter and first six months of fiscal 2016 and 2015 were primarily impacted by the re-enactment of the U.S. research and development tax credit and losses incurred at certain foreign subsidiaries for which the Company has not recorded benefits. In addition, the tax rate for the second quarter of fiscal 2016 was impacted by foreign earnings in jurisdictions with tax rates that vary from the U.S. statutory rate.

Financial Position:

Net debt at December 27, 2015 was $257.8 million (total debt of $318.2 million less $60.4 million of cash), or $2.4 million lower than the $260.3 million (total debt of $312.0 million less $51.7 million of cash) at December 28, 2014. Cash flows used in operating activities for fiscal 2016 were $98.6 million compared to $114.0 million in fiscal 2015. The decrease in operating cash flows used was primarily related to changes in working capital, primarily lower inventory levels. Inventory levels were elevated last year in the second quarter to support the McDonough plant closure.

Restructuring:

During the second quarter of fiscal 2016, the Company made progress implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. Products segment pre-tax restructuring costs for the second quarter and first six months of fiscal 2016 were $3.0 million and $5.0 million, respectively. Pre-tax restructuring cost estimates for the Products segment for fiscal 2016 are $6 million to $8 million. Incremental pre-tax savings related to the Products segment restructuring actions during the second quarter of fiscal 2016 were $2.0 million. Incremental cost savings as a result of Products segment restructuring actions are anticipated to be $5 million to $7 million in fiscal 2016. Engines segment restructuring actions implemented and completed in the first quarter of fiscal 2016 resulted in pre-tax restructuring costs of $1.4 million.

Share Repurchase Program:

On August 13, 2014, the Board of Directors authorized up to $50 million in funds for use in the common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first six months of fiscal 2016, the Company repurchased approximately 1,344,000 shares on the open market at an average price of $18.53 per share. As of December 27, 2015, the Company has remaining authorization to repurchase up to approximately $15 million of common stock with an expiration date of June 30, 2016.

Outlook:

Given the first half operating performance, we are increasing our earnings guidance for fiscal 2016. We now estimate fiscal 2016 net income to be in a range of $56 million to $63 million or $1.25 to $1.41 per diluted share, up from previous guidance of $54 million to $61 million or $1.20 to $1.36 per diluted share; prior to the impact of any restructuring actions or additional share repurchases. Operating margins are estimated to be 5.0% to 5.3%. Compared to last year, operating margins are expected to be slightly improved as product margin expansion and manufacturing efficiency improvements are tempered by some economic instability overseas, including the impacts of a stronger U.S. dollar.

We continue to anticipate net sales for fiscal 2016 to be in a range of $1.90 billion to $1.96 billion. This sales range contemplates modest organic growth with our expectations of the U.S. market to improve by 1% to 3% for the next season. Acquisitions completed in fiscal 2015 are expected to add up to 2% to net sales. Offsetting organic and acquisition growth are lower estimated sales of approximately 2% related to our reduction of the lower margin Snapper SKUs that were discontinued as part of the restructuring program and unfavorable net foreign currency impacts caused by a strong U.S. dollar.

Fiscal 2016 reflects an expected return to a more normalized tax rate in the range of 31% to 33%, which includes the benefit of recently passed tax legislation. Interest expense and other income is estimated to be $21 million and $8.5 million, respectively. Capital expenditures are estimated to be $65 million to $70 million.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.basco.com/investor relations.

Also available is a dial-in number to access the call real-time at (866) 259-1024. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 265811.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro®, Ferris®, PowerBoss®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended December		Six Months Ended December
	FY2016	FY2015	FY2016	FY2015
NET SALES	$413,379	$444,287	$702,837	$736,916
COST OF GOODS SOLD	319,036	349,573	556,323	588,035
RESTRUCTURING CHARGES	2,647	6,846	5,106	13,692
Gross Profit	91,696	87,868	141,408	135,189

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	72,559	73,970	144,693	144,053
RESTRUCTURING CHARGES	372	583	1,286	1,538
Income (Loss) from Operations	18,765	13,315	(4,571)	(10,402)

INTEREST EXPENSE	(5,013)	(4,890)	(9,549)	(9,408)
OTHER INCOME	2,383	2,052	3,838	4,425
Income (Loss) before Income Taxes	16,135	10,477	(10,282)	(15,385)

PROVISION (CREDIT) FOR INCOME TAXES	3,575	3,534	(4,671)	(7,049)
Net Income (Loss)	$12,560	$6,943	$(5,611)	$(8,336)

EARNINGS (LOSS) PER SHARE
Basic	$0.28	$0.15	$(0.13)	$(0.19)
Diluted	0.28	0.15	(0.13)	(0.19)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	43,374	44,579	43,426	44,827
Diluted	43,470	44,629	43,426	44,827

Supplemental International Sales Information
(In Thousands)
(Unaudited)

	Three Months Ended December		Six Months Ended December
	FY2016	FY2015	FY2016	FY2015
International sales based on product shipment destination	$152,676	$168,994	$244,216	$275,048

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of December
(In Thousands)
(Unaudited)

CURRENT ASSETS:	FY2016	FY2015
Cash and Cash Equivalents	$60,367	$51,690
Accounts Receivable, Net	182,126	207,883
Inventories	505,322	540,117
Deferred Income Tax Asset	46,135	49,263
Prepaid Expenses and Other Current Assets	42,150	46,022
Total Current Assets	836,100	894,975

OTHER ASSETS:
Goodwill	168,032	159,680
Investments	34,538	27,967
Debt Issuance Costs, Net	3,250	4,188
Other Intangible Assets, Net	106,392	98,762
Deferred Income Tax Asset	16,321	382
Other Long-Term Assets, Net	15,819	11,358
Total Other Assets	344,352	302,337

PLANT AND EQUIPMENT:
At Cost	1,029,224	1,040,489
Less - Accumulated Depreciation	717,625	744,711
Plant and Equipment, Net	311,599	295,778
	$1,492,051	$1,493,090

CURRENT LIABILITIES:
Accounts Payable	$189,624	$181,909
Short-Term Debt	93,243	87,000
Accrued Liabilities	140,027	143,365
Total Current Liabilities	422,894	412,274

OTHER LIABILITIES:
Accrued Pension Cost	199,597	114,406
Accrued Employee Benefits	22,970	24,575
Accrued Postretirement Health Care Obligation	42,989	53,626
Deferred Income Tax Liability	154	10,179
Other Long-Term Liabilities	47,650	36,247
Long-Term Debt	225,000	225,000
Total Other Liabilities	538,360	464,033

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	72,533	74,775
Retained Earnings	1,053,983	1,028,722
Accumulated Other Comprehensive Loss	(287,678)	(208,119)
Treasury Stock, at Cost	(308,620)	(279,174)
Total Shareholders' Investment	530,797	616,783
	$1,492,051	$1,493,090

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended December
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2016	FY2015
Net Loss	$(5,611)	$(8,336)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	26,856	26,026
Stock Compensation Expense	3,204	3,382
Loss on Disposition of Plant and Equipment	249	132
Provision for Deferred Income Taxes	2,435	8,420
Equity in Earnings of Unconsolidated Affiliates	(3,187)	(3,341)
Dividends Received from Unconsolidated Affiliates	4,436	4,381
Non-Cash Restructuring Charges	1,611	9,190
Changes in Operating Assets and Liabilities:
Accounts Receivable	28,924	24,305
Inventories	(127,537)	(151,170)
Other Current Assets	3,649	7,659
Accounts Payable, Accrued Liabilities and Income Taxes	(25,552)	(26,912)
Other, Net	(8,112)	(7,768)
Net Cash Used in Operating Activities	(98,635)	(114,032)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(25,843)	(23,289)
Cash Paid for Acquisitions, Net of Cash Acquired	(2,174)	(62,056)
Proceeds Received on Disposition of Plant and Equipment	997	289
Net Cash Used in Investing Activities	(27,020)	(85,056)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	93,243	87,000
Cash Dividends Paid	(5,992)	(5,718)
Stock Option Exercise Proceeds and Tax Benefits	7,230	3,652
Treasury Stock Purchases	(24,903)	(27,598)
Net Cash Provided by Financing Activities	69,578	57,336

EFFECT OF EXCHANGE RATE CHANGES	(1,946)	(1,226)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(58,023)	(142,978)
CASH AND CASH EQUIVALENTS, Beginning	118,390	194,668
CASH AND CASH EQUIVALENTS, Ending	$60,367	$51,690

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended December
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$65,635	$—	$65,635	$62,896	$—	$62,896
Products	26,744	2,647	29,391	25,213	6,846	32,059
Inter-Segment Eliminations	(683)	—	(683)	(241)	—	(241)
Total	$91,696	$2,647	$94,343	$87,868	$6,846	$94,714
Engineering, Selling, General and Administrative Expenses
Engines	$46,214	$1,975	$44,239	$45,161	$—	$45,161
Products	26,345	—	26,345	28,809	181	28,628
Total	$72,559	$1,975	$70,584	$73,970	$181	$73,789
Segment Income (Loss) (2)
Engines	$20,782	$1,975	$22,757	$18,894	$—	$18,894
Products	417	3,019	3,436	(3,884)	7,610	3,726
Inter-Segment Eliminations	(683)	—	(683)	(241)	—	(241)
Total	$20,516	$4,994	$25,510	$14,769	$7,610	$22,379

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	1,751	—	1,751	1,454	—	1,454
Income from Operations	$18,765	$4,994	$23,759	$13,315	$7,610	$20,925

Income before Income Taxes	16,135	4,994	21,129	10,477	7,610	18,087
Provision for Income Taxes	3,575	2,417	5,992	3,534	2,664	6,198
Net Income	$12,560	$2,577	$15,137	$6,943	$4,946	$11,889

Earnings Per Share
Basic	$0.28	$0.06	$0.34	$0.15	$0.11	$0.26
Diluted	0.28	0.06	0.34	0.15	0.11	0.26
(1) For the second quarter of fiscal 2016, includes pre-tax restructuring charges of $3,019 ($1,962 after tax), pre-tax litigation charges of $1,975 ($1,284 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities. For the second quarter of fiscal 2015, includes pre-tax restructuring charges of $7,429 ($4,829 after tax) and pre-tax acquisition-related charges of $181 ($117 after tax).
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Six Month Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Six Months Ended December
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$89,411	$464	$89,875	$90,696	$—	$90,696
Products	53,888	4,892	58,780	44,597	14,864	59,461
Inter-Segment Eliminations	(1,891)	—	(1,891)	(104)	—	(104)
Total	$141,408	$5,356	$146,764	$135,189	$14,864	$150,053
Engineering, Selling, General and Administrative Expenses
Engines	$90,514	$2,825	$87,689	$88,267	$—	$88,267
Products	54,179	26	54,153	55,786	359	55,427
Total	$144,693	$2,851	$141,842	$144,053	$359	$143,694
Segment Income (Loss) (2)
Engines	$28	$4,179	$4,207	$5,040	$—	$5,040
Products	479	5,314	5,793	(11,997)	16,761	4,764
Inter-Segment Eliminations	(1,891)	—	(1,891)	(104)	—	(104)
Total	$(1,384)	$9,493	$8,109	$(7,061)	$16,761	$9,700

Reconciliation from Segment Income (Loss) to Income (Loss) before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	3,187	—	3,187	3,341	—	3,341
Income (Loss) from Operations	$(4,571)	$9,493	$4,922	$(10,402)	$16,761	$6,359

Income (Loss) before Income Taxes	(10,282)	9,493	(789)	(15,385)	16,761	1,376
Provision (Credit) for Income Taxes	(4,671)	3,945	(726)	(7,049)	5,866	(1,183)
Net Income (Loss)	$(5,611)	$5,548	$(63)	$(8,336)	$10,895	$2,559

Earnings (Loss) Per Share
Basic	$(0.13)	$0.12	$(0.01)	$(0.19)	$0.24	$0.05
Diluted	(0.13)	0.12	(0.01)	(0.19)	0.24	0.05
(1) For the first six months of fiscal 2016, includes pre-tax restructuring charges of $6,392 ($4,201 after tax), pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities. For the first six months of fiscal 2015, includes pre-tax restructuring charges of $15,230 ($9,900 after tax) and pre-tax acquisition-related charges of $1,531 ($995 after tax).
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.